Issuer Free Writing Prospectus Dated June 13, 2007

(Supplementing Preliminary Prospectus Dated May 25, 2007)

Filed Pursuant to Rule 433

Registration Statement No. 333-141918

21,212,121 Shares

A.P. Pharma, Inc.

COMMON STOCK

Statement Regarding Free Writing Prospectus

The following summarizes certain disclosures that update the disclosures in the preliminary prospectus dated May 25, 2007:

Issuer: A.P. Pharma, Inc.

Symbol: APPA

Size: $35,000,000

Shares offered by the Issuer: 21,212,121 Shares

Over-allotment Option: 3,181,818 Shares

Price to public: $1.65 per Share

Estimated closing date: June 19, 2007

CUSIP: 00202J203

Underwriters:

Merriman Curhan Ford & Co.

Dawson James Securities, Inc.

Common Stock to be outstanding after the offering: 27,571,787 Shares

* * *

You should rely only on the information contained in or incorporated by reference into the registration statement (including a prospectus, preliminary prospectus supplement and the documents incorporated by reference therein) filed with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates, and any free writing prospectuses filed with the SEC.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You can access the preliminary prospectus directly by clicking on http://www.sec.gov/Archives/edgar/data/818033/000119312507123827/ds1a.htm.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Merriman Curhan Ford & Co. by phone at 415-248-5600, by fax at 415-248-5690, or by mail at Merriman Curhan Ford & Co., 600 California Street, 9th Floor, San Francisco, CA 94108.

Any disclaimers or other notices that may appear below or elsewhere within the email related to this communication are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via email.